AMENDMENT TO LEASE AGREEMENT

This Amendment to Lease Agreement is dated this 28 day of December, 2010 (“Effective Date”) by and between 157 Lane LLC, a Colorado limited liability company and Jigsaw Puzzle, LLC, a Colorado limited liability company (collectively “Landlord”) and Doc Holliday Casino II, LLC, a Colorado limited liability company (“Tenant”) relating to a portion of that certain property located at 129-131 Main Street, Central City,  Colorado (“Premises”) and known as Doc Holliday Casino.

1.

Landlord and Tenant, as assignee, are parties to that certain Lease Agreement dated July 15, 2003, as previously amended (“Lease”) covering the Premises;

2.

For the period commencing January 1, 2011 and ending December 31, 2011 (the “2011 Period”), the Lease Agreement is hereby amended as follows:

a.  Landlord and Tenant agree that the Base Rent to be paid to Landlord for the 2011 Period shall be $250,000, payable at the rate of $20,833.33 per month.

b.  All existing agreements with respect to triple net expenses and the cap on Tenant’s liability for annual increases shall remain in effect during the 2011 Period.

3.

In consideration of the covenants set forth in paragraph 2 above, Tenant and Landlord agree that the digital surveillance system which Tenant installed on the Premises shall be deemed a trade fixture affixed to and part of the Premises and upon termination of the Lease shall be deemed  the sole and separate property of Landlord.

AGREED TO AND ACCEPTED:

LANDLORD:

TENANT:

157 Lane, LLC

Doc Holliday Casino II, LLC

By:  Global Casinos, Inc., its Manager

By:

/s/ Andrew Goltra

Andrew Goltra

By:

/s/ Clifford L. Neuman

Jigsaw Puzzle, LLC

Clifford L. Neuman, its President

By:  /s/ Carolyn S. Goltra

Carolyn S. Goltra